Exhibit (f)(3)

AMENDED AND RESTATED EXPENSE LIMITATION UNDERTAKING

LEGG MASON FUND ADVISER, INC.

100 Light Street

Baltimore, Maryland 21202

Western Asset Funds, Inc. (the “Fund”)

P.O. Box 1476

Baltimore, MD 21203-1476

Re:	Fee Waiver/Expense Reimbursement for the Fund

Ladies and Gentlemen:

Legg Mason Fund Adviser, Inc. (“LMFA”) hereby notifies you that it will waive its compensation (and, to the extent necessary, bear other expenses of the Fund) to the extent that expenses of each class specified below of each series of the Fund specified below (each series of the Fund, a “Portfolio”), exclusive of brokerage, interest, taxes and deferred organizational and extraordinary expenses, would exceed the following annual rates for the applicable period indicated in Table 1 below (each, a “Total Expense Cap”):

Table 1

Portfolio	Institutional Class	Institutional Select Class	Financial Intermediary Class	Applicable Period
Western Asset Absolute Return Portfolio	0.80%	0.80%	1.05%	April 1, 2008– July 31, 2009

Western Asset Core Bond Portfolio	Not Applicable	0.50%	0.75%	August 1, 2008– July 31, 2009

Western Asset Core Plus Bond Portfolio	Not Applicable	0.45%	0.70%	August 1, 2008– July 31, 2009

Western Asset Enhanced Equity Portfolio	Not Applicable	0.65%	0.90%	August 1, 2008– July 31, 2009

Western Asset Global Strategic Income Portfolio	Not Applicable	0.80%	1.05%	August 1, 2008– July 31, 2009

Western Asset High Yield Portfolio	Not Applicable	0.65%	0.90%	August 1, 2008– July 31, 2009

Western Asset Inflation Indexed Plus Bond Portfolio	Not Applicable	0.25%	0.75%	August 1, 2008– July 31, 2009

Western Asset Intermediate Bond Portfolio	Not Applicable	0.45%	0.70%	August 1, 2008– July 31, 2009

Western Asset Intermediate Plus Bond Portfolio	Not Applicable	0.45%	0.70%	August 1, 2008– July 31, 2009

Western Asset Limited Duration Bond Portfolio	Not Applicable	0.40%	0.65%	August 1, 2008– July 31, 2009

Western Asset Non-U.S. Opportunity Bond Portfolio	Not Applicable	0.55%	0.80%	August 1, 2008– July 31, 2009

LMFA hereby further notifies you that for the period from August 1, 2008 to July 31, 2009, with respect to the Institutional Class Shares of each Portfolio, it will waive its compensation (and to the extent necessary, bear other expenses of the Fund) in an amount such that the total waiver/reimbursement is equal to the annual rate set forth in Table 2 below.

Table 2

Portfolio	Annual Rate of Waiver/Reimbursement
Western Asset Absolute Return Portfolio	None

Western Asset Core Bond Portfolio	None

Western Asset Core Plus Bond Portfolio	None

Western Asset Enhanced Equity Portfolio	0.10%

Western Asset Global Strategic Income Portfolio	0.05%

Western Asset High Yield Portfolio	None

Western Asset Inflation Indexed Plus Bond Portfolio	0.02%

Western Asset Intermediate Bond Portfolio	None

Western Asset Intermediate Plus Bond Portfolio	0.13%

Western Asset Limited Duration Bond Portfolio	0.10%

Western Asset Non-U.S. Opportunity Bond Portfolio	0.04%

For purposes of determining any waiver or expense reimbursement covered by this expense limitation undertaking, expenses of a class of a Portfolio shall not reflect the application of custodial, transfer agency or other credits or expense offset arrangements that may reduce the Portfolio’s expenses.

If on any day during which LMFA is the investment manager to a Portfolio the estimated annualized operating expenses of a class of that Portfolio for that day are less than the applicable Total Expense Cap described in Table 1 above, LMFA shall be entitled to reimbursement by such class of the Portfolio of the investment management fees waived or reduced and other payments remitted by LMFA on behalf of such class of the Portfolio pursuant to this expense limitation undertaking (the “Reimbursement Amount”) during any of the previous thirty-six (36)

months, to the extent that the class’s annualized operating expenses plus the amount so reimbursed is less than or equals, for such day, the Total Expense Cap provided for that class of the Portfolio in Table 1 above, provided that such amount paid to LMFA will in no event exceed the total Reimbursement Amount and will not include any amounts previously reimbursed.

LMFA hereby further notifies you that it will waive its compensation (and, the extent necessary, bear other expenses of the Fund) in amounts greater than required above to the extent required by applicable law.

Each adviser of the Portfolios also hereby notifies you that it will waive its compensation with respect to a Portfolio to the same extent that LMFA does.

We understand and intend that you will rely on this undertaking in preparing and filing Registration Statements for the Fund on Form N-1A with the Securities and Exchange Commission, in accruing the Fund’s expenses for purposes of calculating its net asset value per share and for other purposes and expressly permits you to do so. The provisions of this undertaking shall supersede any prior expense limitation undertaking with respect to the periods described in the table above, whether in whole or in part.

Dated as of July     , 2008.

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Legg Mason Fund Adviser, Inc.

By:
Name:
Title:

Western Asset Management Company

By:
Name:
Title:

Agreed and Accepted: Western Asset Funds, Inc.		Western Asset Management Company Limited

By:		By:
Name:	R. Jay Gerken	Name:
Title:	President	Title: